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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION
                                      OF
                    ENTRAVISION COMMUNICATIONS CORPORATION

                                  ARTICLE I.

     The name of the corporation is Entravision Communications Corporation.

                                  ARTICLE II.

     The address of the registered office of the corporation in the State of Delaware is 15 East North Street, County of Kent, Dover, Delaware 19903-0899. The name of its registered agent at such address is Incorporating Services, Ltd.

                                 ARTICLE III.

     The name and mailing address of the incorporator is Kenneth D. Polin, Esq., Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., 101 West Broadway, Seventeenth Floor, San Diego, California 92101.

                                  ARTICLE IV.

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE V.

     The corporation is authorized to issue one class of stock to be designated "Common Stock." The total number of shares which the corporation is authorized to issue is 1,000,000 shares, $0.001 par value per share.

                                  ARTICLE VI.

     Except as otherwise provided herein, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the corporation, but the stockholders may make additional bylaws and may repeal, alter, amend or rescind any bylaw whether adopted by them or otherwise.

                                 ARTICLE VII.
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     The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                 ARTICLE VIII.

     Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

                                  ARTICLE IX.

     Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

                                  ARTICLE X.

     Directors and officers of the corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director or officer derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the personal liability of directors or officers of the corporation shall be further eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. Any repeal or modification of any of the foregoing provisions by the stockholders of the corporation, or the adoption of any provision hereof inconsistent with this Article X, shall not adversely affect any right or protection of directors or officers of the corporation existing at the time of, or increase the liability of directors and officers of the corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

                                  ARTICLE XI.

     Each person who is or was a director or officer of the corporation (including the heirs, executors, administrators or estate of such person) shall be indemnified (including, without limitation, advancement of expenses) by the corporation as of right, to the fullest extent permitted or authorized by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, against any liability, cost or expense asserted against such director or

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officer and incurred by such director or officer in any such person's capacity as a director or officer, or arising out of any such person's status as a director or officer, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to the limits created by applicable Delaware law (whether statutory or non-statutory) with respect to actions for breach of duty to the corporation, its stockholders and others. The corporation may, but shall not be obligated to, maintain insurance, at its expense, to protect itself and any such person against any such liability, cost or expense. Any repeal or modification of any of the foregoing provisions by the stockholders of the corporation, or the adoption of any provision hereof inconsistent with this Article XI, shall not adversely affect any right or protection of directors or officers of the corporation existing at the time of, or increase the liability of directors and officers of the corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

                                 ARTICLE XII.

     The corporation reserves the right to amend, alter, change or repeal any provision contained herein in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers of the corporation herein are granted subject to such revision.

     IN WITNESS WHEREOF, the undersigned hereby certifies under penalty of perjury that he has read the foregoing Certificate of Incorporation of Entravision Communications Corporation and knows the contents thereof, that it is his act and deed and that the facts stated therein are true.

Dated: February 10, 2000.


                                   /s/ Kenneth D. Polin
                                   ----------------------------------
                                   Kenneth D. Polin, Esq.

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